Petrolia Energy Corporation 8-K
Exhibit 99.2
SUDS Properties
 Statements of Revenues and Direct Operating Expenses
For the Six Months Ended June 30, 2016 and 2015
(unaudited)
	Six months ended Jun 2016	Six months ended Jun 2015
Oil & Gas Sales	$39,314	71,520

Direct Operating Expenses
Lease Operating Expense	48,565	146,431
Production tax	2,832	5,151
Total Operating Expenses	51,397	151,582

Excess of direct operating expenses over revenues	$(12,083)	(80,062)

The accompanying notes are an integral part of the unaudited statements of revenues and direct operating expenses.

SUDS Properties
Notes to Statements of Revenues and Direct Operating Expenses
For the Six Months Ended June 30, 2016 and 2015
(unaudited)
NOTE 1. THE PROPERTIES
SUDS Properties (“we”, “us”, and the “Company”) was formed for the purpose of oil and gas exploration, development, and production. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”).
Petrolia Energy Corporation (“Petrolia”) acquired a 90% working interest in the SUDS field located in Creek County Oklahoma on September 28, 2016, in exchange for two notes for a combined value of $4,000,000 and 24,308,985 shares of common stock (valued at $4,373,186). Based on the then current market value of Petrolia’s common stock of $0.1799 per share, the price paid was $4,373,186. Concurrently with the purchase, Jovian agreed to assign to Petrolia all rights to be the operator of the SUDS unit under a standard operating agreement.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The statement of revenues and direct operating expenses has been derived from Jovian Petroleum Corporation’s “the Seller” historical financial records and is prepared on the accrual basis of accounting. Revenues and direct operating expenses as set forth in the accompanying statement includes revenues from oil and gas production, net of royalties, and associated direct operating expenses related to the net revenue interest and net working interest, respectively. These revenues and expenses in the SUDS Properties represent Petrolia’s acquired interest. During the periods presented, the Properties were not accounted for or operated as a separate division of the Seller. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances. This statement varies from an income statement in that it does not show certain expenses, which were incurred in connection with the ownership of the Properties, such as general and administrative expenses, and income taxes. These costs were not separately allocated to the Properties in the Seller’s historical financial records and any pro forma allocation would be both timing consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the Properties been operated historically as a stand-alone entity. In addition, these allocations, if made using the historical Seller general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Properties had they been assets of Petrolia, due to the greatly varying size, structure, and operations between Petrolia and the Seller. This statement does not include provisions for depreciation, depletion and amortization as such amounts would not be indicative of future costs and those costs which would be incurred by Petrolia upon allocation of purchase price. Accordingly, the financial statement and other information presented are not indicative of the financial condition or results of operations of the Properties going forward due to the changes in the business and the omission of various operating expenses.
 For the same reason, primarily the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Properties.
Management Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Oil and Gas Properties — The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs.
Revenue Recognition — Revenues from the sale of crude oil, natural gas, and natural gas liquids are recognized when the product is delivered at a fixed or determinable price, title has transferred; collectability is reasonably assured and evidenced by a contract. The Company follows the sales method of accounting for its oil and natural gas revenue, so it recognizes revenue on all crude oil, natural gas, and natural gas liquids sold to purchasers, regardless of whether the sales are proportionate to its ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves. The Company had no imbalance positions at June 30, 2016. Charges for gathering and transportation are included in production expenses.

NOTE 3. COMMITMENTS AND CONTINGENCIES
The Company, as a lessee of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the Company for the cost of pollution clean-up resulting from operations and subject the Company to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area.  The Company is not aware of any environmental claims existing as of June 30, 2016, which have not been provided for, or covered by insurance or which may have a material impact on its financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or past noncompliance with environmental laws will not be discovered on the Company’s properties.